Exhibit 21.1

Subsidiaries of GB Sciences, Inc.

GBS Global Biopharma, Inc.

ECRX, Inc.

The PhAROS Institute, LLC

GB Sciences Texas, LLC

GB Sciences Nevada, LLC

GB Sciences Las Vegas, LLC

GB Sciences Nopah, LLC